S&T BANK SEVERANCE AND GENERAL RELEASE AGREEMENT

This Severance and General Release Agreement ("Agreement"), by and between the **undersigned individual** (hereinafter referred to as "Employee", "you" or "your") and **S&T Bancorp, Inc., S&T Bank and any of their subsidiaries or affiliated business.** (hereinafter referred to collectively as "S&T Bank") is intended to clearly identify the terms under which your employment with S&T Bank is being concluded.

1. Your last day of employment is August 31, 2022. You will be compensated for all work performed by you up to and including your last pay period, less any money owed to S&T Bank, plus any earned but unused vacation that you are entitled to receive on a prorated basis.

2. In exchange for signing and agreeing to the terms of this Agreement, S&T Bank will provide you with sixteen months (16) of paid COBRA coverage If you obtain health insurance coverage prior to December 31, 2023, you agree to notify S&T Bank, which will discontinue payment for your COBRA coverage.

3. You agree that the above stated severance benefits serve as sufficient consideration for your agreeing to the terms set forth below, and that no other wages or benefits are owed.

4. You understand that in order to obtain severance, you must first be willing to release S&T Bank from all claims.

5. You agree, by signing below, to release S&T Bank (as defined above), as well as its current and former employees, attorneys, officers, directors, owners and agents (all together, "Releasees"), from any and all claims, obligations, promises, or damages which you have or may have had against Releasees as of the date of this Agreement. This release includes any claims that you may have which relate in any way to federal, state or local civil or human rights law or claims under any other local, state, contract, tort, or common law including, but not limited to claims under:

- The Americans with Disabilities Act;
- The Age Discrimination in Employment Act;
- Title VII claims relating to unlawful discrimination based upon sex, national origin, race or any other protected status;
- The Family and Medical Leave Act;
- All claims arising out of your employment with S&T Bank; and
- Any other allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters (all of the above collectively referred to as "Claims").

This release is intended to be a general release and excludes only those claims that you are legally barred from releasing. You are also advised to talk to an attorney to fully understand the scope of this release. Signing this Agreement does not waive your right to seek a judicial determination of the validity of your release of rights.

Nothing herein is intended to or shall prevent you from filing a charge or complaint with any appropriate federal, state, or local government agency or cooperating with an agency in its investigation; however, you fully understand that you are waiving your right to file a personal lawsuit or receive money damages that any state, federal or local governmental agency may recover on your behalf against Releasees.

6. Nothing stated within this Severance Agreement precludes you from exercising your right to file a complaint, divulge information, or cooperate fully in an investigation, with the U. S. Securities and Exchange Commission.

7. You agree to reaffirm and abide by the terms of your previously signed Confidentiality, Trade Secrets and Non-Solicitation Agreement.

8. You agree that you have no known workplace injuries or occupational diseases, and that you have been paid and/or have received all leave (paid or unpaid), compensation, wages, bonuses and/or commissions owed, except as provided in this Agreement.

9. You agree not to disclose the terms of this Agreement except to your spouse, attorney and accountant, unless compelled to do so by process of law.

10. You agree to maintain the confidentiality of S&T Bank's trade secret and confidential business information.

11. You agree not to defame S&T Bank or any other Releasees.

12. You agree to immediately return all of S&T Bank's equipment, documents, information and property in your possession, custody or control, as well as any data that has been stored electronically, whether or not said data was stored on an S&T Bank or personal computer or other device.

13. You agree not to apply for any positions at S&T Bank in the future unless you are specifically asked to do so by the S&T Employee Services Department.

14. You agree that this Agreement will be governed by Pennsylvania law, and that you are subject to the jurisdiction and venue of the Indiana County Court of Common Pleas for matters arising under this Agreement. You further agree that personal service of any legal action taken under this Agreement may be made by certified mail.

15. This Agreement cannot be modified, altered or changed except in writing and signed by both parties.

16. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof.

17. You acknowledge and agree that S&T Bank has developed a compliance program and Whistleblower Policy #609 that encourages and requires all employees to report to S&T Bank any information regarding any illegal conduct or violation of laws, regulations or other

legal standards (collectively hereinafter referred to as "wrongdoing") by S&T Bank or any employee, owner, director, agent or representative of S&T Bank. Furthermore, you acknowledge and agree that as an employee it was your responsibility to report any such wrongdoing to S&T Bank and in your capacity as an employee of S&T Bank. You acknowledge and agree that you did not raise any of your concerns to your supervisors, or to S&T Bank, or any outside governmental agency, and to the best of your knowledge you are not aware of any wrongdoing that would require that such a report be made.

18. In the event that you breach this Agreement, you agree that S&T Bank may elect to file a legal action that requires you to specifically perform your duties under this agreement and/or pay damages arising from the breach of this Agreement. You further agree that you will be responsible for any of S&T Bank's costs or attorney's fees associated with such legal action, should S&T Bank be successful.

19. You may take up to twenty-one (21) days to consider the terms of this Agreement. Should you accept these terms by signing your name below and returning it to. You will then have seven (7) days to reconsider your decision. If you choose to revoke your acceptance of this offer you must do so in writing to Susan Nicholson at 800 Philadelphia St., Indiana, Pa. 15701 within the seven (7) day revocation period. **No severance payments will be made to you until the seven (7) day revocation period has expired.**

BY SIGNING BELOW, YOU FREELY AND KNOWINGLY ENTER INTO THIS AGREEMENT AND INTEND TO WAIVE, SETTLE AND RELEASE ALL RELEASABLE CLAIMS THAT YOU HAVE OR MIGHT HAVE HAD AGAINST RELEASEES. (Nothing herein is intended to or shall prevent you from filing a charge with any appropriate federal, state, or local government agency or cooperating with an agency in its investigation.)

IN WITNESS WHEREOF, the parties, agreeing to be bound legally hereby, knowingly and voluntarily execute this Agreement as of the latest date set forth below:

S&T Bank:	Employee:
By: [signature] Chris McComish, CEO	By: [signature] George Basara
CHRISTOPHER J. MCCOMISH Print Name	George Basara Print Name of Employee
Date: 6·7·22	Date: 6/7/22